Contact:
James T. Glover
Senior Vice President, Operations & Chief Financial Officer
Anadys Pharmaceuticals, Inc.
(858) 530-3763
jglover@anadyspharma.com

ANADYS PHARMACEUTICALS ANNOUNCES STRATEGIC RESTRUCTURING AND REPORTS SECOND QUARTER 2007 FINANCIAL
RESULTS

San Diego, August 1, 2007 – Anadys Pharmaceuticals, Inc. (Nasdaq: ANDS), a biopharmaceutical company committed to the development and commercialization of novel medicines for the treatment of hepatitis C virus (HCV) infection and cancer, today reported its financial results for the second quarter ended June 30, 2007 and announced a strategic restructuring and refocusing.

“In response to the decision to discontinue the development of ANA975 for the treatment of hepatitis C virus infection, announced last week, we have restructured the Company to focus on our two key compounds that we believe have the highest commercial potential, ANA598 for hepatitis C and ANA773 for cancer,” said Lawrence C. Fritz, Ph.D., president and chief executive officer of Anadys. “With our cash balance of $69 million, we believe we have the resources to carry these two compounds forward to achieve meaningful clinical milestones.”

Strategic Restructuring

In connection with the decision to discontinue the development of ANA975, Anadys has undertaken a strategic restructuring comprising the following elements:

•	Focus its resources on the development of ANA598, a direct antiviral compound for the treatment of hepatitis C, and ANA773, a TLR7 agonist prodrug for cancer;

•	Discontinue further development of ANA380, a nucleotide analog for the treatment of hepatitis B virus (HBV) infection, with all rights to this compound returning to LG Life Sciences;

•	Halt all work on early discovery projects; and

•	Effect an immediate reduction in force of 1/3 of the Company’s employees.

The organization will retain a strong preclinical and clinical development infrastructure, core chemistry capabilities and a streamlined administrative staff. The Company expects that the reduction in force will generate annual savings of between $4 and $5 million. The Company will incur a one-time cash charge of approximately $0.8 million as part of severance arrangements.

About ANA598 and ANA773

ANA598 was nominated by Anadys in June 2007 for clinical development as an orally-administered direct antiviral for the treatment of HCV infection. ANA598 is a small-molecule, non-nucleoside inhibitor of the NS5b polymerase. Anadys plans to file an IND for ANA598 in the first half of 2008. ANA773, an oral TLR7 agonist prodrug, is in development as an oral therapy for the treatment of certain cancers. Anadys plans to file an IND for ANA773 in the second half of 2007.

“By restructuring, Anadys will be able to focus on the development of ANA598 and ANA773, wholly-owned development assets that we believe are attractive and exciting opportunities,” said Dr. Fritz. “Our new streamlined organization is designed to optimize the efficient use of our solid cash position and enable us to achieve key clinical milestones that we believe are attainable in the next 12 to 18 months.”

Financial Results

Anadys reported revenues of $1.3 million for the second quarter of 2007, compared to $1.6 million for the second quarter of 2006. Revenues for the quarter were primarily derived from the amortization of the $20 million up-front payment and the $10 million IND milestone payment each of which were received from Novartis during 2005. Operating expenses were $9.3 million for the quarter, compared to $9.8 million for the second quarter of 2006. This decrease was primarily attributable to a decrease in development costs associated with ANA975 which was placed on clinical hold in June 2006, partially offset by an increase in pre-clinical development costs associated with ANA598, a small-molecule, non-nucleoside inhibitor of the NS5b polymerase. Included as a component of Anadys’ operating expenses was non-cash share-based expense of $1.0 million and $1.5 million for the three months ended June 30, 2007 and 2006, respectively.

Net loss was $7.0 million for the second quarter of 2007, compared to $7.1 million for the second quarter of 2006. Basic and diluted net loss per common share was $0.24 in the second quarter of 2007, compared to $0.25 for the same period in 2006. Non-cash share-based expense resulted in a $0.04 and $0.05 increase in basic and diluted net loss per share for the three months ended June 30, 2007 and 2006, respectively.

Revenues for the six months ended June 30, 2007 were $2.4 million compared to $3.1 million for the same period in the prior year. Revenues for the six months ended June 30, 2007 were primarily attributed to the amortization of the $20 million up-front payment and the $10 million IND milestone payment each of which were received in 2005. For the six months ended June 30, 2007, Anadys reported a net loss of $13.7 million compared to $12.9 for the same period last year. Basic and diluted net loss per common share was $0.48 for the six months ended June 30, 2007, compared to $0.45 for the same period in 2006.

As of June 30, 2007, the Company’s cash, cash equivalents and securities available-for-sale totaled $68.8 million.

Webcast of Conference Call

Anadys will host a conference call today at 5:00 p.m. Eastern Daylight Time to discuss the strategic restructuring and its second quarter financial results. A live webcast of the call is available online at www.anadyspharma.com. A telephone replay will also be available approximately one hour after completion of the call. To access the telephone replay, dial 888-286-8010 (domestic) or 617-801-6888 (international), passcode 82775800. The webcast and telephone replay will be available through August 15, 2007.

About Anadys

Anadys Pharmaceuticals, Inc. is a biopharmaceutical company committed to advancing patient care by developing and commercializing novel small molecule medicines for the treatment of hepatitis C virus (HCV) infection and cancer. The Company is developing ANA598, a small-molecule, non-nucleoside inhibitor of the NS5b polymerase for the treatment of HCV and ANA773, an oral TLR7 agonist prodrug for cancer.

Safe Harbor Statement

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, references to the expected timing and planned development activities for ANA773 and ANA598, the believed commercial potential of these compounds, the Company’s belief that it has the resources to carry ANA773 and ANA598 forward to achieve meaningful clinical milestones and the achievability of milestones within the next 12 to 18 months, as well as references to the efficient use of the Company’s cash and the expected annual savings resulting from the restructuring. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause Anadys’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. For example, the results of in vitro studies and initial clinical trials may not be predictive of future results, and Anadys cannot provide any assurances that any of its product candidates will not have unforeseen safety issues, will have favorable results in future clinical trials or will receive regulatory approval. In addition, Anadys’ results may be affected by risks related to its agreements with Novartis and LG Life Sciences, competition from other biotechnology and pharmaceutical companies, its effectiveness at managing its financial resources, its ability to successfully develop and market products, difficulties or delays in its pre-clinical studies or clinical trials, difficulties or delays in manufacturing its clinical trials materials, the scope and validity of patent protection for its products, regulatory developments involving future products and its ability to obtain additional funding to support its operations. Risk factors that may cause actual results to differ are more fully discussed in Anadys’ SEC filings, including Anadys’ Form 10-K for the year ended December 31, 2006 and Anadys’ Form 10-Q for the quarter ended March 31, 2007. All forward-looking statements are qualified in their entirety by this cautionary statement. Anadys is providing this information as of this date and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Anadys Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(In thousands except per share amounts)
(Unaudited)
	Three Months Ended June 30,		Six Months Ended June, 30
	2007	2006	2007	2006
Revenues	$1,302	$1,582	$2,404	$3,124
Operating expenses
Research and development (1)	6,975	7,163	13,673	13,482
General and administrative	2,282	2,642	4,401	4,738

Total operating expenses (2)	9,257	9,805	18,074	18,220
Interest income and other, net	959	1,145	1,991	2,213

Net loss (2)	$(6,996)	$(7,078)	$(13,679)	$(12,883)

Net loss per share, basic and diluted (2)	$(0.24)	$(0.25)	$(0.48)	$(0.45)

Share used in calculating net loss per share,
basic and diluted	28,638	28,499	28,629	28,452

(1) Includes $317 and $681 as an offset in research and development expense, which represents an estimate of the net reimbursement by Novartis of ANA975 research and development costs for the three months ended June 30, 2007 and 2006, respectively. Includes $592 and $1,526 as an offset in research and development expense, which represents an estimate of the net reimbursement by Novartis of ANA975 research and development costs for the three and six months ended June 30, 2007 and 2006, respectively.

(2) Includes non-cash operating expenses of $1,019 and $1,541 determined in accordance with Statement of Financial Accounts Standards No. 123(R), “Share-Based Payment” (SFAS No. 123(R)) or approximately $0.04 and $0.05 effect on basic and diluted net loss per common share for the three months ended June 30, 2007 and 2006, respectively. Research and development expense and general and administrative expense includes $575 and $444 of non-cash operating expenses determined in accordance with SFAS No. 123(R) for the three months ended June 30, 2007. Includes non-cash operating expenses of $2,108 and $2,938 determined in accordance with Financial Accounts Standards Board Statement 123(R), “Share-Based Payment” or approximately $0.07 and $0.10 effect on basic and diluted net loss per common share for the six months ended June 30, 2007 and 2006, respectively. Research and development expense and general and administrative expense includes $1,219 and $889 of non-cash operating expenses determined in accordance with SFAS No. 123(R) for the six months ended June 30, 2007.

Anadys Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(In thousands)
	June 30,	December 31,
	2007	2006
	(Unaudited)	(Audited)
Assets
Cash, cash equivalents and securities available-for-sale	$68,838	$82,149
Other current assets	2,022	2,116
Noncurrent assets	4,751	5,136

Total assets	$75,611	$89,401

Liabilities and Stockholders’ Equity
Current liabilities	$9,187	$9,211
Other long-term liabilities	17,498	19,865
Stockholders’ equity	48,926	60,325

Total liabilities and stockholders’ equity	$75,611	$89,401